Exhibit 99.(a)(1)(A)

Offer to Purchase for Cash

any and all outstanding

3.75% Convertible Senior Notes due 2020

(CUSIP No. 38046CAA7)

The Tender Offer (as defined below) will expire at 11:59 p.m., New York City time, on May 15, 2019, or any other date and time to which the Company extends such Tender Offer (such date and time, as it may be extended, the “Expiration Date”), unless earlier terminated. You must validly tender your Notes (as defined below) at or prior to the Expiration Date to be eligible to receive the Purchase Price (as defined below) for such Notes. The Purchase Price will be payable in cash. Tendered Notes may be validly withdrawn from the Tender Offer at or prior to the Expiration Date. The Tender Offer is subject to the satisfaction or waiver of certain conditions as set forth under the heading “The Terms of the Tender Offer–Conditions to the Tender Offer,” including the Financing Condition (as defined herein).

Upon the terms and subject to the conditions described in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer Documents”), Gogo Inc., a Delaware corporation (the “Company,” “Gogo,” “we,” “us,” or “our”), hereby offers to purchase any and all of its outstanding 3.75% Convertible Senior Notes due 2020 (the “Notes”) for cash in an amount equal to $1,000 per $1,000 principal amount of Notes purchased (the “Purchase Price”), plus accrued and unpaid interest on such Notes, if any, up to, but not including, the Settlement Date (as defined herein) (“Accrued Interest”). The Company refers to the offer to purchase the Notes as the “Tender Offer.”

The Tender Offer is open to all registered holders (individually, a “Holder” and, collectively, the “Holders”) of the Notes. The Tender Offer is not conditioned on the tender of any minimum principal amount of Notes. The Tender Offer is, however, subject to the satisfaction or waiver of certain conditions, including the Financing Condition, as described herein. See “The Terms of the Tender Offer–Conditions to the Tender Offer.” The Tender Offer is not conditioned upon a minimum amount of Notes being tendered. The purpose of the Tender Offer is to reduce the principal amount of outstanding Notes, which mature on March 1, 2020.

The Offer Documents contain important information that should be read before any decision is made with respect to the Tender Offer. In particular, see “Certain Considerations” beginning on page 22 for a discussion of certain factors you should consider in connection with the Tender Offer.

Requests for additional copies of this Offer to Purchase or for copies of the related Letter of Transmittal and requests for assistance relating to the procedures for tendering Notes may be directed to D.F. King & Co., Inc., which is serving as depositary and information agent in connection with the Tender Offer (the “Depositary,” the “Information Agent” or the “Depositary and Information Agent”) at the address and telephone number on the back cover page of this Offer to Purchase. Requests for assistance relating to the terms and conditions of the Tender Offer may be directed to J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC (the “Dealer Managers”) at the addresses and telephone numbers on the back cover page of this Offer to Purchase. Beneficial owners may also contact their broker, dealer, commercial bank, trust company, custodian or other nominee for assistance regarding the Tender Offer.

NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, ITS OFFICERS, THE DEALER MANAGERS, THE DEPOSITARY AND INFORMATION AGENT OR THE TRUSTEE UNDER THE INDENTURE GOVERNING THE NOTES (THE “TRUSTEE”), OR ANY OF THEIR RESPECTIVE

AFFILIATES, IS MAKING ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER ANY NOTES IN RESPONSE TO THE TENDER OFFER. HOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO PARTICIPATE IN THE TENDER OFFER AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Managers for the Offer are:

J.P. Morgan Securities LLC	Morgan Stanley & Co. LLC

Offer to Purchase dated April 18, 2019

The Tender Offer commenced on April 18, 2019 and will expire on the Expiration Date, unless earlier terminated by the Company. No tenders of Notes will be valid if submitted after the Expiration Date. If your Notes are held by a broker, dealer, commercial bank, trust company, custodian or other nominee (each, a “Nominee”), such Nominee may have an earlier deadline for accepting the offer. You should promptly contact such Nominee that holds your Notes to determine its deadline. The Tender Offer is open to all registered Holders of the Notes.

The Company will purchase any Notes that have been validly tendered at or prior to the Expiration Date and accepted for purchase, subject to all conditions to the Tender Offer having been either satisfied or waived by the Company, promptly following the Expiration Date (the date of such acceptance and purchase, the “Settlement Date”). The Settlement Date is expected to occur within two business days following the Expiration Date, assuming the conditions to the Tender Offer have been either satisfied or waived by the Company at or prior to the Expiration Date.

Subject to compliance with applicable law, the Company reserves the right, in its sole discretion, to: (1) extend the Expiration Date to a later date and time as announced by the Company; (2) waive or modify in whole or in part any or all conditions to the Tender Offer; (3) delay the acceptance for purchase of any Notes or delay the purchase of any Notes; or (4) otherwise modify or terminate the Tender Offer. See “The Terms of the Tender Offer–Expiration Date; Extension; Termination and Amendment.” In the event that the Tender Offer is terminated or otherwise not completed, the Purchase Price will not be paid or become payable to Holders of the Notes, without regard to whether such Holders have validly tendered their Notes (in which case, such tendered Notes will be promptly returned to Holders). The Company will publicly announce any extension, termination or amendment in the manner described under “The Terms of the Tender Offer–Announcements.”

Notwithstanding any other provision of the Tender Offer, the Company’s obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Tender Offer is conditioned upon satisfaction or waiver of the Financing Condition and the General Conditions (as defined herein). The Company expects to use the proceeds it receives from the offering and sale of senior secured notes by Gogo Intermediate Holdings LLC (“Holdings LLC”), our direct wholly owned subsidiary, and Gogo Finance Co. Inc. (“Finance Inc.”), a direct wholly owned subsidiary of Holdings LLC and our indirect wholly owned subsidiary (the “New Secured Notes,” which are described in more detail in “Source of Funds”) or one or more alternative debt financings in an amount, together with cash on hand, sufficient (in the sole discretion of the Company) to finance its payment of the Purchase Price for all Notes validly tendered in the Tender Offer and accepted for purchase by us. At the time of offer, the Company does not have any alternative financing arrangements or plans in the event that the proceeds it receives from the issuance and sale of the New Secured Notes are unavailable or insufficient to finance the Company’s payment of the Purchase Price for all Notes validly tendered in the Tender Offer and accepted for purchase by us. The conditions to the Tender Offer are for the sole benefit of the Company and may be asserted by the Company in its sole discretion and may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, regardless of whether any other condition of the Tender Offer is also waived, at or prior to the Expiration Date. If the Tender Offer is terminated at any time, Notes validly tendered will be promptly returned to the tendering Holders. The Tender Offer is not conditioned upon a minimum principal amount of Notes being tendered. See “The Terms of the Tender Offer–Conditions to the Tender Offer.”

Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after June 13, 2019 (40 business days after the commencement of the Tender Offer). For the withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in “The Terms of the Tender Offer–Withdrawal of Tenders.”

In the event that the Company modifies the Purchase Price and there are fewer than 10 business days remaining from and including the date of the announcement of such modification to and including the Expiration

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Date, the Company will extend the Expiration Date so that at least 10 business days remain until the Expiration Date.

See “Certain U.S. Federal Income Tax Considerations” for a discussion of certain tax matters that should be considered in evaluating the Tender Offer.

If you do not tender your Notes or if you tender Notes that are not accepted for purchase, they will remain outstanding. If the Company consummates the Tender Offer, the trading market for the Notes may be significantly more limited. For a discussion of this and other risks, see “Certain Considerations.”

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IMPORTANT INFORMATION

The Notes are represented by one or more global certificates registered in the name of Cede & Co., the nominee of The Depository Trust Company (“DTC”), and held in book-entry form through DTC. DTC is the only registered holder of the Notes. DTC facilitates the clearance and settlement of securities transactions through electronic book-entry changes in accounts of DTC participants. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

A beneficial owner whose Notes are held by a Nominee and who desires to tender such Notes in the Tender Offer must contact its Nominee and instruct such Nominee to tender its Notes on such beneficial owner’s behalf. Accordingly, beneficial owners wishing to participate in the Tender Offer should contact their Nominee as soon as possible in order to determine the time by which such owner must take action in order to so participate. See “The Terms of the Tender Offer–Procedure for Tendering Notes.”

DTC has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. To properly tender Notes, the Depositary and Information Agent must receive, at or prior to the Expiration Date:

•	a timely confirmation of book-entry transfer of such Notes according to the procedure for book-entry transfer described in this Offer to Purchase; and

•	an Agent’s Message (as defined herein) through the automated tender offer program (“ATOP”) of DTC or a properly completed and duly executed Letter of Transmittal.

There are no guaranteed delivery procedures provided for by the Company in order to tender Notes in the Tender Offer. For more information regarding the procedures for tendering your Notes, see “The Terms of the Tender Offer–Procedure for Tendering Notes.”

You should read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal carefully before making a decision to tender your Notes.

THIS OFFER TO PURCHASE AND RELATED DOCUMENTS DO NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL NOTES IN ANY STATE OR IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. IN THOSE JURISDICTIONS WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF THE COMPANY BY THE DEALER MANAGERS OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

Neither the delivery of this Offer to Purchase and any related documents nor any purchase of Notes by the Company will, under any circumstances, create any implication that the information contained in this Offer to Purchase or in any related document is current as of any time subsequent to the date of such information (or, in the case of a document incorporated by reference, the date of such document incorporated by reference).

No dealer, salesperson or other person has been authorized to give any information or to make any representations with respect to the Tender Offer other than the information and representations contained or incorporated by reference in this Offer to Purchase or in the Letter of Transmittal, and, if given or made, such information or representations must not be relied upon as having been authorized.

From time to time after completion of the Tender Offer, the Company and its affiliates may purchase additional Notes in the open market, in privately negotiated transactions, or through additional tender offers,

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exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offer. Any future purchases or exchanges by the Company and its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), neither the Company nor its affiliates may purchase any Notes other than pursuant to the Tender Offer until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offer.

In this Offer to Purchase, the Company has used the convention of referring to all Notes that have been validly tendered and not validly withdrawn as having been “validly tendered.” Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offer.

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SUMMARY

The following summary highlights selected information from this Offer to Purchase and is provided solely for the convenience of Holders of the Notes. This summary is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. Each undefined capitalized term used in this Summary has the meaning set forth elsewhere in this Offer to Purchase. Holders are urged to read this Offer to Purchase, along with the Letter of Transmittal, in their entirety, including all documents incorporated by reference, before making a decision to tender Notes.

Who is offering to purchase the Notes?

Gogo Inc., a Delaware corporation, is offering to purchase the Notes. See “The Company.”

What securities are being sought in the Tender Offer?

We are offering to purchase, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, any and all outstanding Notes for cash in an amount equal to $1,000 per $1,000 principal amount of Notes purchased, plus Accrued Interest.

As of April 17, 2019, there were $162.0 million aggregate principal amount of the Notes outstanding.

Why is the Company making the Tender Offer?

The purpose of the Tender Offer is to reduce the principal amount of outstanding Notes, which mature on March 1, 2020. All of the Notes validly tendered and accepted for purchase in the Tender Offer will be retired and canceled.

Will I receive interest on my Notes purchased pursuant to the Tender Offer?

Yes. Holders will receive Accrued Interest to, but not including, the Settlement Date in respect of their Notes that are accepted for purchase.

How will the Company fund the purchase of the Notes?

We expect to use the proceeds we receive from the offering and sale of the New Secured Notes or one or more alternative debt financings in an amount, together with cash on hand, sufficient (in the sole discretion of the Company) to fund the payment of the Purchase Price for all Notes validly tendered in the Tender Offer and accepted for purchase by us. As of the date of this Offer to Purchase, we do not have any alternative financing arrangements or plans in the event that the proceeds we receive from the issuance and sale of the New Secured Notes are unavailable or insufficient to finance our payment of the Purchase Price for all Notes validly tendered in the Tender Offer and accepted for purchase by us. Our obligation to consummate the Tender Offer is subject to the Financing Condition and the General Conditions. See “The Terms of the Tender Offer–Conditions to the Tender Offer.”

What is the purchase price for the Notes?

The Purchase Price for each $1,000 principal amount of Notes validly tendered and accepted for purchase shall be an amount equal to $1,000, payable to Holders who validly tender their Notes on or prior to the Expiration Date. In addition, each Holder will receive Accrued Interest on such $1,000 principal amount of Notes validly tendered and accepted for purchase.

How many Notes will the Company purchase in all?

Upon the terms and subject to the conditions of the Tender Offer, we will purchase any and all of the outstanding Notes validly tendered and not validly withdrawn prior to the Expiration Date.

Will all of the Notes that I validly tender in the Tender Offer, and do not validly withdraw, be purchased?

Upon the terms and subject to the conditions of the Tender Offer, we will purchase all of the Notes that you validly tender pursuant to the Tender Offer and do not validly withdraw.

May I tender only a portion of the Notes that I own?

Yes. You do not have to tender all of the Notes that you own in order to participate in the Tender Offer, except that Notes must be tendered in denominations of $1,000 and any multiple thereof.

Will the Company purchase additional Notes after the Expiration Date of the Tender Offer?

From time to time after completion of the Tender Offer, we and our affiliates may purchase additional Notes in the open market, in privately negotiated transactions, or through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offer. Any future purchases or exchanges by us and our affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) we and our affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither we nor our affiliates may purchase any Notes other than pursuant to the Tender Offer until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offer.

When does the Tender Offer expire?

The Tender Offer will expire at 11:59 p.m., New York City time, on May 15, 2019, unless extended or earlier terminated by us. If a Nominee holds your Notes, such Nominee may have an earlier deadline for accepting tenders. You should promptly contact such Nominee that holds your Notes to determine its deadline.

If we are required by applicable law to make an announcement relating to an extension of the Expiration Date for the Tender Offer, an amendment or termination of the Tender Offer, acceptance of the Notes for purchase, or otherwise, we will do so as promptly as practicable and, in the case of an extension of the Expiration Date, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Unless otherwise specified in this Offer to Purchase or required by applicable law, we may choose to issue an announcement of this type in any reasonable manner, but we will have no obligation to do so other than by issuing a press release or a notice sent via DTC.

Under what circumstances can the Tender Offer be extended, amended or terminated?

Subject to applicable law, we may extend the Tender Offer, at any time or from time to time, for any reason. Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Tender Offer in any respect prior to the Expiration Date. If the Tender Offer is terminated, no Notes will be accepted for purchase and any Notes that have been tendered will be returned to the Holders promptly after the termination. For more information regarding our right to extend, amend or terminate the Tender Offer, see “The Terms of the Tender Offer–Expiration Date; Extension; Termination and Amendment.”

When will I receive payment for my validly tendered Notes?

The Settlement Date is expected to occur within two business days following the Expiration Date, assuming the conditions to the Tender Offer, including, but not limited to, the Financing Condition, have been either satisfied or waived by us at or prior to the Expiration Date.

Upon satisfaction or waiver by us of the conditions to the Tender Offer, we will (1) accept for purchase Notes validly tendered and (2) promptly pay the Purchase Price for all Notes accepted for purchase by us. Payment of the Purchase Price will be made with respect to Notes accepted for purchase on the Settlement Date, together with Accrued Interest.

What will happen to Notes the Company purchases in the Tender Offer?

All of the Notes purchased in the Tender Offer will be retired and canceled.

What are the significant conditions to the Tender Offer?

Notwithstanding any other provision of the Tender Offer, our obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Tender Offer is conditioned upon satisfaction or waiver of the Financing Condition and the General Conditions (each as defined herein). The conditions to the Tender Offer are for our sole benefit and may be asserted by us in our sole discretion and may be waived by us in whole or in part, at any time and from time to time, in our sole discretion, regardless of whether any other condition of the Tender Offer is also waived, at or prior to the Expiration Date. If the Tender Offer is terminated at any time, Notes validly tendered will be promptly returned to the tendering Holders. The Tender Offer is not conditioned upon a minimum amount of Notes being tendered. See “The Terms of the Tender Offer–Conditions to the Tender Offer.”

How do I tender my Notes?

If you desire to tender Notes for which you are the beneficial owner that are held through a Nominee, you should contact such Nominee promptly and instruct the Nominee to tender such Notes on your behalf. To properly tender Notes, the Depositary must receive, on or prior to the Expiration Date:

•	a timely confirmation of book-entry transfer of such Notes according to the procedure for book-entry transfer described in this Offer to Purchase; and

•	an Agent’s Message through DTC’s ATOP or a properly completed and duly executed Letter of Transmittal.

We are not providing for procedures for tenders of Notes to be made by guaranteed delivery. Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If you hold your Notes through a Nominee, you should keep in mind that such entity may require you to take action with respect to the Tender Offer a number of days before the Expiration Date in order for such entity to tender Notes on your behalf on or prior to the Expiration Date. Tenders not completed prior to 11:59 p.m., New York City time, on May 15, 2019 will be disregarded and of no effect (unless the Tender Offer has been extended and such tenders are completed prior to the expiration of the extended Tender Offer).

See “The Terms of the Tender Offer–Procedure for Tendering Notes.” For further information, call the Depositary at its telephone number set forth on the back cover of this Offer to Purchase or consult your Nominee for assistance.

Once I have tendered the Notes, can I change my mind?

Tendered Notes may be validly withdrawn at any time on or prior to the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after June 13, 2019 (40 business days after the commencement of the Tender Offer). For the withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in “The Terms of the Tender Offer–Withdrawal of Tenders.”

To validly withdraw Notes, Holders must deliver a written or facsimile notice of withdrawal, or a properly transmitted “Request Message” through ATOP, with the required information (as set forth in under “The Terms of the Tender Offer–Withdrawal of Tenders”) at or prior to the Expiration Date. Notes validly withdrawn prior to the Expiration Date may be tendered and delivered again prior to the Expiration Date in accordance with the procedures set forth in this Offer to Purchase.

What are the tax consequences to me if I validly tender my Notes?

For a summary of certain U.S. federal income tax consequences of disposition of Notes pursuant to the Tender Offer, see “Certain U.S. Federal Income Tax Considerations.”

Is the Company making any recommendation about the Tender Offer?

None of the Company, its board of directors, its officers, the Trustee, the Dealer Managers or the Depositary and Information Agent makes any recommendation as to whether you should tender your Notes pursuant to this Offer to Purchase. Holders should determine whether to tender their Notes pursuant to this Offer to Purchase based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.

What happens to Notes that are not accepted for purchase?

We will return any tendered Notes that we do not accept for purchase to their tendering Holder without expense. Notes not tendered and Notes otherwise not purchased pursuant to the Tender Offer will remain outstanding. If the Tender Offer is consummated, the aggregate principal amount of Notes that remain outstanding will be reduced. This may adversely affect the liquidity of and, consequently, the market price for the Notes that remain outstanding after consummation of the Tender Offer. See “Certain Considerations.”

What if I choose not to tender my Notes?

Your rights and our obligations under the Notes that remain outstanding after the consummation of the Tender Offer will not change as a result of the Tender Offer. Although Notes not purchased in the Tender Offer will remain outstanding following consummation of the Tender Offer, the purchase of the Notes may result in a smaller trading market for the remaining outstanding Notes, which may cause the market for such Notes to be less liquid and more sporadic, and market prices for such Notes may fluctuate significantly depending on the volume of trading of the Notes. See “Certain Considerations.”

How will the Tender Offer affect the Forward Transactions?

In March 2015, in connection with the issuance of the Notes, we entered into forward stock purchase transactions (the “forward stock purchase transactions”) with JPMorgan Chase Bank, National Association, London Branch (an affiliate of one of the Dealer Managers) and Merrill Lynch International (the “forward counterparties”). The forward stock purchase transactions facilitated privately negotiated derivative transactions, including swaps, between the forward counterparties and/or their respective affiliates and investors in the Notes relating to shares of our common stock by which investors in the Notes could establish short positions relating to shares of our common stock and otherwise hedge their investments in the Notes. If any Notes are purchased in this Tender Offer, the tendering Noteholders may choose to unwind such privately negotiated derivative transactions (if any) with respect to the Notes purchased in this Tender Offer. We would further expect the forward counterparties to elect to settle the forward stock purchase transactions with respect to the shares of our common stock underlying such transactions by delivering such shares of common stock to us.

Neither we nor the forward counterparties will control whether investors who may have used such derivative transactions will tender their Notes for repurchase. In addition, such investors may enter into and/or unwind other transactions relating to our common stock or the Notes in connection with or in addition to such derivative transactions, including the purchase or sale of shares of our common stock. In the case of investors that have purchased shares of our common stock to offset the short position relating to shares of our common stock established through derivative transactions with the forward counterparties, such investors may sell such shares of our common stock in connection with the unwind of such derivative transaction in connection with tendering their Notes for repurchase. As a result, a potential termination of the forward stock purchase transactions, any related derivative transactions and any related market activity could cause more purchases or sales of shares of our common stock in connection with our repurchase of the Notes than there otherwise would have been had the forward stock purchase transactions and the related derivatives transactions not been terminated.

The effect, if any, of any of these transactions and activities on the market price of our common stock and the Notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could impact the value of our common stock, which could affect the value of the Notes. In addition, any such transactions and activities could occur prior to, concurrently with and/or following the Settlement Date with respect to the Tender Offer.

We do not make any representation or prediction as to the direction or magnitude of any potential impact that the transactions described above may have on the price of the Notes or our common stock. In addition, we do not make any representation that the forward counterparties and/or any investors in the Notes will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

See “Certain Considerations – The Forward Transactions” and “Termination of the Forward Transactions.”

Who can I contact for more information?

J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are serving as the Dealer Managers in connection with the Tender Offer. D.F. King & Co., Inc. is serving as both the Depositary and the Information Agent in connection with the Tender Offer. Requests for assistance relating to the terms and conditions of the Tender Offer may be directed to the Dealer Managers at the addresses and telephone numbers on the back cover page of this Offer to Purchase. Beneficial owners may also contact their Nominee for assistance regarding the Tender Offer. Requests for additional copies of this Offer to Purchase or for copies of the related Letter of Transmittal and requests for assistance relating to the procedure for tendering Notes may be directed to the Information Agent at the address and telephone number on the back cover page of this Offer to Purchase.

Who is the trustee of the Notes?

U.S. Bank National Association is the trustee with respect to the Notes under the Indenture (as defined herein) governing the Notes.

Will I be charged any brokerage commissions if I decide to tender my Notes?

No brokerage commissions or fees are payable by Holders to us, the Dealer Managers or the Depositary and Information Agent. If your Notes are held through a broker or other Nominee who tenders the Notes on your behalf, such Nominee may charge you a commission for doing so. You should consult with your Nominee to determine whether any charges will apply. See “The Terms of the Tender Offer–Payment for Notes.”

What is the amount of currently outstanding Notes?

As of April 17, 2019, there were $162.0 million aggregate principal amount of the Notes outstanding.

What is the conversion rate of the Notes?

Subject to the terms and conditions of the Indenture governing the Notes and as described herein, the Notes are convertible into cash and our common stock at a conversion rate (subject to adjustment) of 41.9274 common shares per $1,000 principal amount of Notes, which is equal to a conversion price of approximately $23.85 per share of our common stock.

Our common stock is currently traded on the Nasdaq Global Select Market under the symbol “GOGO.” The closing price of our common stock on April 17, 2019 was $5.14 per share.

Do Holders have any rights to require the Company to repurchase the Notes?

If we undergo a “Fundamental Change,” as defined in the Indenture governing the Notes, Holders of the Notes will have the right, subject to certain conditions, to require us to repurchase for cash all of the Notes at a repurchase price equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, to, but excluding, the Fundamental Change Repurchase Date (as defined in the Indenture).

AVAILABLE INFORMATION

We file reports and other information with the SEC in accordance with the Exchange Act. Such reports and other information (including the documents incorporated by reference into this Offer to Purchase) may be inspected and copied at the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the SEC with respect to Gogo are incorporated herein by reference and shall be deemed to be a part hereof (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2018 filed on February 21, 2019;

•	Definitive Proxy Statement on Schedule 14A filed on April 27, 2018; and

•	Current Report on Form 8-K filed on April 18, 2019.

Any statement contained herein or contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any other subsequently filed document or report that also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

The Information Agent will provide without charge to each person to whom this Offer to Purchase is delivered upon the request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Information Agent at its telephone number and address set forth on the back cover of this Offer to Purchase. The information relating to Gogo contained in this Offer to Purchase does not purport to be complete and should be read together with the information contained in the incorporated documents.

In addition, any questions and requests for assistance or requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the address listed on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference herein include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. These forward-looking statements include, without limitation, statements regarding the status of the Company’s ability to issue and sell the New Secured Notes, the Tender Offer, our industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. Words such as “anticipate”, “assume”, “believe”, “budget”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “potential”, “predict”, “projects”, “seek”, “should”, “will”, “future” and the negative of these or similar terms and phrases are intended to identify these forward-looking statements.

These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Forward-

looking statements by us are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes, and results may differ materially from those expressed in forward-looking statements made by us as a result of a number of important factors. Examples of these factors include (without limitation):

•

our ability to consummate the New Secured Notes offering or to obtain one or more alternative debt financings in an amount, together with cash on hand, sufficient (in the sole discretion of the Company) to fund the payment of the Purchase Price;

•	our ability to complete the tender of the Notes or otherwise repurchase the Notes;

•

costs associated with the implementation of, and our ability to implement on a timely basis our technology roadmap, upgrades and installation of our ATG-4 system and 2Ku global satellite system, the technology to which our air-to-ground (“ATG”) network evolves and other new technologies (including technological issues and related remediation efforts and failures or delays on the part of antenna and other equipment developers and providers, some of which are single source, or delays in obtaining Supplemental Type Certificates including as a result of any government shutdown), the roll-out of our satellite services, the potential licensing of additional spectrum, and the implementation of improvements to our network and operations as technology changes and we experience increased network capacity constraints;

•

costs associated with, and our ability to execute, our international expansion, including modifications of our network to accommodate satellite technology, development and implementation of new satellite-based technologies, the availability of satellite capacity, costs of satellite capacity to which we may have to commit well in advance, and our ability to obtain and comply with foreign telecommunications, aviation and other licenses and approvals necessary for our international operations;

•	costs associated with managing a rapidly growing company;

•

costs associated with, and our ability to obtain, sufficient capacity for heavily-trafficked areas in the United States and internationally, the costs of which we may have to commit to well in advance;

•	the pace and extent of adoption of our service for use on domestic and international commercial aircraft by our current and new airline partners and customers;

•

the number of aircraft in service in our markets, including consolidation of the airline industry or changes in fleet size by one or more of our commercial airline partners or BA segment fractional ownership customers;

•	the economic environment and other trends that affect both business and leisure aviation travel;

•

the extent of passengers’ and aviation partners’ adoption of our products and services, which is affected by, among other things, willingness to pay for the services that we provide, the quality and reliability of our products and services, changes in technology and competition from current competitors and new market entrants;

•

our ability to enter into and maintain long-term connectivity arrangements with airline partners and customers, which depends on numerous factors including the real or perceived availability, quality and price of our services and product offerings as compared to those offered by our competitors;

•	the impact of a change in business models and contract terms on the profitability of our connectivity agreements with airline partners, including as a result of changes in accounting standards;

•	our ability to engage suppliers of equipment components and network services on a timely basis and on commercially reasonable terms;

•

costs and possible delays that we could incur if our supplier, ZTE USA, Inc. (“ZTE USA”) and its China-based affiliates of ZTE USA (together with ZTE USA, “ZTE”), fails to comply with the settlement agreement between ZTE and the U.S. government or if continued security or other concerns result in a prohibition of or limitations on our doing business with ZTE;

•	costs relating to the implementation of our ongoing integrated business planning process, including restructuring charges;

•	continued demand for connectivity and proliferation of Wi-Fi enabled devices, including smartphones, tablets and laptops;

•	changes in domestic or foreign laws, regulations or policies that affect our business or the business of our customers and suppliers;

•

changes in laws, regulations and interpretations affecting telecommunications services, including those affecting our ability to maintain our licenses for ATG spectrum in the United States, obtain sufficient rights to use additional ATG spectrum and/or other sources of broadband connectivity to deliver our services, expand our service offerings and manage our network;

•

changes in laws, regulations and interpretations affecting aviation, including, in particular, changes that impact the design of our equipment and our ability to obtain required certifications for our equipment; and

•	the matters described under Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2018.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. Additional risks that we may currently deem immaterial or that are not currently known to us could also cause the forward-looking events discussed in this Offer to Purchase or incorporated herein by reference not to occur as described. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this Offer to Purchase.

THE COMPANY

Gogo is the in-flight Internet company. Our mission is to provide ground-like connectivity to every device on every flight around the globe, enabling superior passenger experiences and efficient flight operations. To accomplish our mission, we design, build and operate dedicated satellite and ATG networks, engineer, install and maintain in-flight systems of proprietary hardware and software, and deliver customizable connectivity and wireless entertainment services and global support capabilities to our aviation partners.

The principal offices for Gogo are located at 111 North Canal St., Suite 1500, Chicago, IL 60606. Gogo’s main telephone number is (312) 517-5000. Additional information about Gogo’s business can be found in its periodic filings with the SEC, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. See “Documents Incorporated By Reference.”

THE TERMS OF THE TENDER OFFER

Description of the Notes

The Notes were issued pursuant to the Indenture, dated as of March 9, 2015 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The following description of the Notes and any other description of the Notes contained in this Offer to Purchase, the Letter of Transmittal or in any other document related to the Tender Offer are qualified in their entirety by reference to the Indenture. Copies of the Indenture are available from the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Such material may also be accessed electronically at the SEC’s website located at www.sec.gov.

The terms and conditions governing the Notes, including the covenants and other protective provisions contained in the Indenture, will remain unchanged by the Tender Offer. No amendments to the Indenture are being sought in connection with the Tender Offer.

As of April 17, 2019, there were $162.0 million aggregate principal amount of the Notes outstanding.

The Notes are unsecured obligations of Gogo and rank equally in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The Notes are effectively subordinated in right of payment to our existing and any future secured indebtedness, including the New Secured Notes, to the extent of the value of the collateral securing such indebtedness. Gogo’s obligations under the Notes are jointly and severally unconditionally guaranteed by certain of our direct and indirect wholly owned subsidiaries.

The Notes mature on March 1, 2020, unless earlier repurchased or converted. The repurchase, conversion and contingent interest provisions of the Notes are as follows:

Conversion Rights

Subject to our election to satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination thereof and satisfaction of the conditions described below, Holders may convert all or a portion of their Notes at a conversion rate of 41.9274 common shares of our common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $23.85 per share of our common stock) at any time on or after December 1, 2019 and prior to close of business on the second Scheduled Trading Day (as defined in the Indenture) immediately preceding the maturity date for the Notes. The closing price of our common stock on April 17, 2019 was $5.14 per share.

Holders may convert the Notes, at their option, in multiples of $1,000 principal amount at any time prior to December 1, 2019, but only in the following circumstances:

•

during any fiscal quarter beginning after the fiscal quarter ended June 30, 2015, if the last reported sale price of our common stock for at least 20 Trading Days (whether or not consecutive) during the last 30 consecutive Trading Days of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price of the Notes on each applicable Trading Day;

•

during the five business day period following any five consecutive Trading Day period in which the Trading Price (as defined in the Indenture) for the Notes is less than 98% of the product of the last reported sale price of our common stock and the conversion rate for the Notes on each such Trading Day; or

•	upon the occurrence of specified corporate events.

Regardless of whether any of the foregoing circumstances occurs, Holders may convert the Notes, in multiples of $1,000 principal amount, at any time on or after December 1, 2019 until the second Scheduled Trading Day (as defined in the Indenture) immediately preceding the maturity date for the Notes.

In addition, if we undergo a fundamental change (as defined in the Indenture), Holders may, subject to certain conditions, require us to repurchase their Notes for cash at a price equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest. In addition, if specific corporate events occur prior to the maturity date, we will increase the conversion rate for a Holder who elects to convert its Notes in connection with such a corporate event in certain circumstances.

Principal Terms of the Tender Offer

Upon the terms and subject to the conditions described in the Offer Documents, the Company hereby offers to purchase for cash any and all outstanding Notes.

Subject to the terms and conditions of the Tender Offer, the consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offer will be the Purchase Price. In addition to the Purchase Price, all Holders of Notes accepted for purchase pursuant to the Tender Offer will, on the Settlement Date, also receive Accrued Interest.

The Tender Offer commenced on April 18, 2019 and will expire on the Expiration Date, unless earlier terminated by the Company. No tenders will be valid if submitted after the Expiration Date. If a Nominee holds your Notes, such Nominee may have an earlier deadline for accepting the offer. You should promptly contact such Nominee that holds your Notes to determine its deadline. The Tender Offer is open to all Holders of the Notes.

The Company will purchase any Notes that have been validly tendered on or prior to the Expiration Date and accepted for purchase, subject to all conditions to the Tender Offer having been either satisfied or waived by the Company, promptly following the Expiration Date. The Settlement Date is expected to occur with two business days following the Expiration Date, assuming the conditions to the Tender Offer have been either satisfied or waived by the Company at or prior to the Expiration Date.

Subject to compliance with applicable law, the Company reserves the right, in its sole discretion, to: (1) extend the Expiration Date to a later date and time as announced by the Company; (2) waive or modify in whole or in part any or all conditions to the Tender Offer; (3) delay the acceptance for purchase of any Notes or delay the purchase of any Notes; or (4) otherwise modify or terminate the Tender Offer. In the event that the Tender Offer is terminated or otherwise not completed, the Purchase Price will not be paid or become payable to Holders of the Notes, without regard to whether such Holders have validly tendered their Notes (in which case, such tendered Notes will be promptly returned to Holders at our expense). The Company will publicly announce any extension, termination or amendment in the manner described under “–Announcements.” See “–Expiration Date; Extension; Termination and Amendment.”

Notwithstanding any other provision of the Tender Offer, the Company’s obligation to accept for purchase, and to pay for, any Notes validly tendered pursuant to the Tender Offer is conditioned upon satisfaction or waiver of the Financing Condition and the General Conditions. The Company expects to use the proceeds it receives from the offering and sale of the New Secured Notes or one or more alternative debt financings in an amount, together with cash on hand, sufficient (in the sole discretion of the Company) to fund the payment of the Purchase Price to finance our payment of the Purchase Price for all Notes validly tendered in the Tender Offer and accepted for purchase by us. The obligation of the Company to consummate the Tender Offer is subject to the Financing Condition and the General Conditions. The conditions to the Tender Offer are for the sole benefit of the Company and may be asserted by the Company in its sole discretion and may be waived by the Company in whole or in part, at any time and from time to time, in the sole discretion of the Company, regardless of whether any other condition of the Tender Offer is also waived, at or prior to the Expiration Date. If the Tender Offer is terminated at any time, Notes validly tendered will be promptly returned to the tendering Holders. The Tender Offer is not conditioned upon a minimum amount of Notes being tendered. See “–Conditions to the Tender Offer.”

Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after June 13, 2019 (40 business days after the commencement of the Tender Offer). For the withdrawal of a tendered Note to be valid, such withdrawal must comply with the procedures set forth in “–Withdrawal of Tenders.” In the event that the Company modifies the Purchase Price and there are fewer than 10 business days remaining from and including the date of the announcement of such modification to and including the Expiration Date of the Tender Offer, the Company will extend the Expiration Date so that at least 10 business days remain until the Expiration Date.

NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, ITS OFFICERS, THE DEALER MANAGERS, THE DEPOSITARY AND THE INFORMATION AGENT OR THE TRUSTEE, OR ANY

OF THEIR RESPECTIVE AFFILIATES, IS MAKING ANY RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER ANY NOTES IN RESPONSE TO THE TENDER OFFER. HOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO PARTICIPATE IN THE TENDER OFFER AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER.

Payment for Notes

Payment pursuant to the Tender Offer will be made by the deposit of the Purchase Price for all Notes validly tendered in the Tender Offer and accepted for purchase by us, plus Accrued Interest on such Notes, in immediately available funds by the Company on the Settlement Date with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payment from the Company and transmitting such payment to tendering Holders. For purposes of the Tender Offer, the Company will be deemed to have accepted for purchase validly tendered Notes if, as and when the Company gives oral (confirmed in writing) or written notice thereof to the Depositary and Information Agent.

The Company expressly reserves the right, in its sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for purchase of, or payment for, Notes if any of the conditions to the Tender Offer shall not have been satisfied or waived, or in order to comply, in whole or in part, with any applicable law. See “–Conditions to the Tender Offer.” In all cases, payment by the Depositary to Holders or beneficial owners of the Purchase Price and Accrued Interest for Notes purchased pursuant to the Tender Offer will be made only after timely receipt by the Depositary prior to the Expiration Date for such Tender Offer of (1) timely confirmation of a book-entry transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth under “–Procedure for Tendering Notes” and (2) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or a properly transmitted Agent’s Message, along with any other documents required by the Letter of Transmittal.

If any tendered Notes are not purchased pursuant to the Tender Offer for any reason, such Notes not purchased will be returned promptly, at our expense, to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be promptly credited to the account maintained at DTC from which Notes were delivered) after the expiration or termination of the Tender Offer.

Holders whose Notes are accepted for purchase pursuant to the Tender Offer will be entitled to receive the Purchase Price plus Accrued Interest. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.

All Notes validly tendered and accepted for purchase in the Tender Offer will be retired and canceled.

Tendering Holders of Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions or fees to the Company, the Dealer Managers or the Depositary and Information Agent. The Company will pay or cause to be paid all transfer taxes with respect to the purchase of any Notes in the Tender Offer. If your Notes are held through a broker or other Nominee who tenders the Notes on your behalf, such broker or Nominee may charge you a commission for doing so. You should consult with your broker or Nominee to determine whether any charges will apply.

The Notes may be tendered and accepted for purchase only in principal amounts equal to minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Holders who do not tender all of their Notes must ensure that they retain a principal amount of Notes equal to or greater than $1,000.

Purpose of the Tender Offer

The purpose of the Tender Offer is to reduce the principal amount of outstanding Notes, which mature on March 1, 2020. See “Certain Considerations–The Tender Offer May Adversely Affect the Market Value of the Notes and Reduce the Liquidity of any Trading Market for the Notes.”

From time to time after completion of the Tender Offer, the Company and its affiliates may purchase additional Notes in the open market, in privately negotiated transactions, or through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offer. Any future purchases or exchanges by the Company and its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Notes other than pursuant to the Tender Offer until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offer.

Conditions to the Tender Offer

Notwithstanding any other provision of this Offer to Purchase, and in addition to (and not in limitation of) the Company’s right to extend and amend the Tender Offer at any time, in the Company’s sole discretion, the Company will not be required to accept for purchase, or to pay for, Notes validly tendered pursuant to the Tender Offer and may terminate, extend or amend the Tender Offer, and may (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for purchase of, and payment for, Notes so tendered, and may terminate the Tender Offer, if on or prior to the Expiration Date:

i

the Company is unable to issue and sell the New Secured Notes or to obtain one or more alternative debt financings in an amount, together with cash on hand, sufficient (in the sole discretion of the Company) to fund the payment of the Purchase Price, on terms and conditions satisfactory to the Company in its sole discretion (the “Financing Condition”); or

ii	all of the General Conditions have not been satisfied.

All of the “General Conditions” shall be deemed to be satisfied unless any of the following conditions shall occur on or after the date of this Offer to Purchase and at or prior to the Expiration Date:

•

there shall have been instituted, threatened or be pending any action, proceeding or investigation (whether formal or informal) (or there shall have been any material adverse development with respect to any action or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Tender Offer that, in the reasonable judgment of the Company, either (1) is, or is likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company, or (2) would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the Tender Offer;

•

an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the reasonable judgment of the Company, either (1) is, or is likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company or (2) would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the Tender Offer;

•

there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company and its subsidiaries that, in the reasonable judgment of the Company, would or would reasonably be expected to prohibit, prevent, restrict or delay consummation of the Tender Offer;

•

the Trustee shall have objected in any respect to or taken action that could, in the reasonable judgment of the Company, adversely affect the consummation of the Tender Offer or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Company in the making of the Tender Offer or the acceptance of, or payment for, the Notes; or

•

there has occurred (1) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets; (2) any significant adverse change in the price of the Notes in the United States or other major securities or financial markets; (3) a material impairment in the trading market for debt securities; (4) a declaration of a banking moratorium or any suspension of payments with respect to banks in the United States or other major financial markets; (5) any limitation (regardless of whether mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of the Company, would or would reasonably be expected to affect the extension of credit by banks or other lending institutions; (6) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States; or (7) in the case of any of the foregoing existing on the date hereof, in the reasonable judgment of the Company, a material acceleration or worsening thereof.

The foregoing conditions are for the Company’s sole benefit and may be asserted by the Company in its sole discretion or may be waived by the Company in whole or in part, at any time and from time to time, in the Company’s sole discretion, regardless of whether any other condition of the Tender Offer is also waived, at or prior to the Expiration Date. If any condition to the Tender Offer is not satisfied or waived by the Company prior to the Expiration Date, the Company reserves the right, in its sole discretion, subject to applicable law:

•	to terminate the Tender Offer and return any tendered Notes;

•	to waive all unsatisfied conditions and accept for purchase Notes that are validly tendered prior to the Expiration Date;

•	to extend the Tender Offer and retain the Notes that have been tendered during the period for which the Tender Offer is extended; or

•	to otherwise amend the Tender Offer.

The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right that may be asserted at any time and from time to time.

The Tender Offer is not conditioned upon a minimum amount of Notes being tendered.

Procedure for Tendering Notes

The method of delivery of Notes and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent’s Message transmitted through ATOP, is at the election and risk of the person tendering Notes and delivering Letters of Transmittal or transmitting an Agent’s Message and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. If delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary at or prior to such time. Holders desiring to tender Notes must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC. Manually signed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted for purchase. In no event shall the Holder send any documents or Notes to the Dealer Managers or to the Company.

Tender of Notes Held Through a Nominee

To effectively tender Notes that are held of record by a Nominee, the beneficial owner thereof must timely instruct such Nominee to tender the Notes on the beneficial owner’s behalf. Any beneficial owner of Notes held of record by DTC or its Nominee, through authority granted by DTC, may direct the DTC participant through which such beneficial owner’s Notes are held in DTC to tender Notes on such beneficial owner’s behalf.

Tender of Notes Held Through DTC

To effectively tender Notes that are held through DTC, DTC participants should either (1) properly complete and duly execute the Letter of Transmittal, together with any other documents required by the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually signed facsimile thereof) and such other documents to the Depositary or (2) electronically transmit their acceptance through ATOP (and thereby tender the Notes), for which the transaction will be eligible, followed by a properly transmitted Agent’s Message delivered to the Depositary. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent’s Message to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below.

Except as provided below, unless the Notes being tendered are deposited with the Depositary at or prior to the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message, as applicable), the Company may, at its option, treat such tender as defective for purposes of the right to receive the Purchase Price for the Notes being tendered. Payment for tendered Notes will be made only against deposit of the tendered Notes and delivery of all other required documents.

In order to validly tender Notes at or prior to the Expiration Date with respect to Notes transferred pursuant to ATOP, a DTC participant using ATOP must also properly transmit an Agent’s Message. Pursuant to authority granted by DTC, any DTC participant that has Notes credited to its DTC account at any time (and thereby held of record by DTC’s nominee) may directly instruct the Depositary to tender Notes at or prior to the Expiration Date as though it were the registered Holder thereof by so transmitting an Agent’s Message.

Book-Entry Delivery and Tender of Notes Through ATOP

Promptly after commencement of the Tender Offer, the Depositary will establish one or more new accounts (or utilize existing accounts) with respect to the Notes at DTC for purposes of the Tender Offer (to the extent such arrangements have not been made previously by the Depositary). Any financial institution that is a participant in DTC may make book-entry delivery of the Notes credited to such participant’s DTC account by causing DTC to transfer such Notes into the Depositary’s account or accounts at DTC in accordance with DTC’s procedures for such transfer. Although delivery of Notes may be effected through book-entry transfer into the Depositary’s account at DTC, the Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or (in connection with a book-entry transfer) an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at or prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating (1) the aggregate principal amount of Notes to be tendered by such participant, (2) that such participant has received copies of the Offer Documents and agrees to be bound by the terms and conditions of the Tender Offer as described herein and in the Letter of Transmittal and (3) that the Company may enforce the terms and conditions of the Letter of Transmittal against such tendering participant.

THE NOTES AND EITHER THE LETTER OF TRANSMITTAL OR AGENT’S MESSAGE SHOULD BE SENT ONLY TO THE DEPOSITARY, AND NOT TO THE COMPANY, THE DEALER MANAGERS OR DTC (OR ANY OTHER BOOK-ENTRY TRANSFER FACILITY).

Signature Guarantees

Signatures on all Letters of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a firm that is a member of a registered national notes exchange or the Financial Industry Regulatory Authority, or by a commercial bank or trust company having an office or a correspondent in the United States that is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing, an “Eligible Institution”) unless the Notes tendered or withdrawn thereby, as the case may be, are tendered or withdrawn (1) by a registered Holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) or (2) for the account of an Eligible Institution.

General

Only Holders are authorized to tender their Notes. The procedures by which Notes may be tendered by beneficial owners that are not Holders will depend upon the manner in which the Notes are held. Therefore, to effectively tender Notes that are held through a Nominee, the beneficial owner thereof must timely instruct such Nominee to tender the Notes on the beneficial owner’s behalf according to the procedures described above. DTC has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were the Holders.

The tender of Notes by a Holder (and the acceptance of such tender by the Company) pursuant to the procedures set forth above will constitute a binding agreement between such Holder and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

Notwithstanding any other provision hereof, payment of the Purchase Price, plus Accrued Interest, for Notes validly tendered and accepted for purchase pursuant to the Offer will, in all cases, be made only after timely receipt (i.e., at or prior to the Expiration Date) by the Depositary of a Book-Entry Confirmation (as defined above) of the transfer of such Notes into the Depositary’s account at DTC, as described above, and a Letter of Transmittal (or manually signed facsimile thereof) with respect to such Notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, or, in the case of a book-entry transfer, a properly transmitted Agent’s Message in lieu of the Letter of Transmittal.

The Company, in its sole discretion, will determine all questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for purchase and withdrawal of validly tendered Notes, and such determinations will be final and binding. The Company reserves the absolute right to reject any and all tenders of Notes that it determines are not in proper form or where the acceptance for purchase of, or payment for, such Notes may, in the Company’s opinion, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any of the conditions of the Tender Offer or any defect or irregularity in the tender of Notes of any particular Holder, regardless of whether similar conditions, defects or irregularities are waived in the case of other Holders. The Company’s interpretation of the terms and conditions of the Tender Offer will be final and binding.

Any defect or irregularity in connection with tenders of Notes must be cured within such time as the Company determines, unless waived by the Company. Tenders of Notes shall not be deemed to have been made until all defects or irregularities have been waived or cured. None of the Company, the Dealer Managers, the Depositary and Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or notices of withdrawal or will incur any liability for failure to give any such notification. If the Company waives its right to reject a defective tender of Notes, the Holder will be entitled to the Purchase Price, plus Accrued Interest.

No Guaranteed Delivery

The Company is not providing for procedures for tenders of Notes to be made by guaranteed delivery. Accordingly, Holders must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date. If a Holder holds Notes through a Nominee, such Holder should keep in mind that such entity may require the Holder to take action with respect to the Tender Offer a number of days before the Expiration Date in order for such entity to tender Notes on such Holder’s behalf on or prior to the Expiration Date. Tenders not completed prior to 11:59 p.m., New York City time, on May 15, 2019 will be disregarded and of no effect (unless the Tender Offer has been extended and such tenders are completed prior to the expiration of the extended Tender Offer).

Holders must tender their Notes in accordance with the procedures set forth in this section.

No Appraisal Rights

There are no appraisal or similar statutory rights available to the Holders in connection with the Tender Offer.

No Alternative, Conditional or Contingent Tenders

No alternative, conditional or contingent tenders of Notes will be accepted for purchase pursuant to the Tender Offer. All questions as to the form of all documents and acceptance of all tenders of Notes will be determined by the Company, in its sole discretion, the determination of which shall be conclusive and binding.

Representations, Warranties and Undertakings

A tender of Notes under the procedures described above will constitute your acceptance of the terms and conditions of the Tender Offer. In addition, by tendering Notes pursuant to this Offer to Purchase (including by accepting the Tender Offer through ATOP), the Holder is deemed to represent, warrant and undertake to the Company, the Depositary and the Dealer Managers that:

•	the tendering Holder has received the Offer Documents and agrees to be bound by all the terms and conditions of the Tender Offer;

•

the Notes are, at the time of acceptance, and will continue to be, until the payment on the Settlement Date, or the termination or withdrawal of the Tender Offer, or, in the case of Notes in respect of which the tender has been withdrawn, the date on which such tender is validly withdrawn, held by such Holder;

•

the tendering Holder acknowledges that all authority conferred or agreed to be conferred pursuant to these representations, warranties and undertakings and every obligation of the tendering Holder shall be binding upon the successors, assigns, heirs, executors, administrators, trustee in bankruptcy and legal representatives of the tendering Holder and shall not be affected by, and shall survive, the death or incapacity of the tendering Holder;

•	the tendering Holder has full power and authority to tender, sell, assign and transfer the tendered Notes;

•

the Notes will, on the Settlement Date, be transferred by such tendering Holder to the Company in accordance with the terms of the Tender Offer, and the Company will acquire good, marketable and unencumbered title thereto, with full title guarantee free and clear of all liens, restrictions, charges and encumbrances, not subject to any adverse claim or right, and together with all rights attached thereto; and

•

the tendering Holder will, upon request, execute and deliver any additional documents deemed by the Depositary or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered.

By tendering Notes as set forth herein, and subject to and effective upon acceptance for purchase of, and payment for, the Notes tendered therewith, a tendering Holder (1) irrevocably sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Notes tendered thereby and accepted for purchase pursuant to the terms hereof, (2) waives any and all other rights with respect to the Notes (including, without limitation, the tendering Holder’s waiver of any existing or past defaults and their consequences in respect of the Notes and the Indenture under which such Notes were issued), (3) releases and discharges the Company from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, such Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such Notes or to participate in any repurchase, redemption or defeasance of the Notes, and (4) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Depositary also acts as the agent of the Company) with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to, or upon the order of, the Company, (b) present such Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Purchase Price, plus any Accrued Interest, of Notes tendered pursuant to the Tender Offer, as determined pursuant to the terms of this Offer to Purchase, for any tendered Notes that are purchased by the Company).

By tendering Notes pursuant to the Tender Offer, the Holder will be deemed to have agreed that the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Depositary, until receipt by the Depositary and, in the case of Notes tendered through DTC’s ATOP, of a properly transmitted Agent’s Message together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company.

Withdrawal of Tenders

Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after June 13, 2019 (40 business days after the commencement of the Tender Offer).

For a withdrawal of Notes to be valid, the Depositary must timely receive a written or facsimile notice of withdrawal at one of its addresses set forth on the last page of this document, or a properly transmitted “Request Message” through ATOP must be received by the Depositary, in each case prior to the Expiration Date. The withdrawal notice must:

•

specify the name of the person that tendered the Notes to be withdrawn and, if different, the record holder of such Notes (or, in the case of Notes tendered by book entry transfer, the name of the DTC participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes);

•	contain a description(s) of the Notes to be withdrawn, including the CUSIP number, and the aggregate principal amount represented by such Notes to be withdrawn;

•

be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), if any (or, in the case of Notes tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed on the applicable Agent’s Message), or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes; and

•

if the Letter of Transmittal was executed by a person other than the Holder, be accompanied by a properly completed irrevocable proxy that authorizes such person to effect such revocation on behalf of such Holder.

If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon proper written or facsimile notice of withdrawal, even if physical release is not yet effected by the Depositary. Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offer.

Holders may not rescind their withdrawal of tendered Notes and any Notes validly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Validly withdrawn Notes may, however, be validly tendered again by following one of the procedures described above under “–Procedure for Tendering Notes” at any time prior to the Expiration Date.

Holders may accomplish valid withdrawals of Notes only in accordance with the foregoing procedures.

If a beneficial owner tendered its Notes through a Nominee and wishes to withdraw its Notes, it will need to make arrangements for withdrawal with its Nominee. The ability of a beneficial owner to withdraw a tender of its Notes will depend upon the terms of the arrangements it has made with its Nominee and, if its Nominee is not the DTC participant tendering those Notes, the arrangements between its Nominee and such DTC participant, including any arrangements involving intermediaries between its Nominee and such DTC participant.

Through DTC, the Depositary will return to tendering Holders all Notes in respect of which it has received valid withdrawal instructions at or prior to the Expiration Date promptly after it receives such instructions.

All questions as to the form and validity (including time of receipt) of a notice of withdrawal will be determined by the Company in its sole discretion, which determination shall be final and binding. None of the Company, the Dealer Managers, the Depositary and Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

If the Company extends the Tender Offer, is delayed in its acceptance for purchase of Notes, or is unable to accept for purchase Notes under the Tender Offer for any reason, then, without prejudice to the Company’s rights under the Tender Offer, the Depositary may, subject to applicable law, retain tendered Notes on the Company’s behalf, and such Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in this section.

Acceptance of Notes for Purchase; Accrual of Interest

Acceptance of Notes for Purchase

The Company will be deemed to have accepted for purchase pursuant to the Tender Offer and thereby have purchased validly tendered Notes pursuant to the Tender Offer if, as and when the Company gives oral or written notice to the Depositary of the Company’s acceptance of such Notes for purchase pursuant to the Tender Offer. The Company will announce acceptance for purchase of the Notes. In all cases, payment for Notes purchased pursuant to the Tender Offer will be made by deposit of cash relating to the Purchase Price for all Notes validly tendered in the Tender Offer and accepted for purchase by the Company, plus the Accrued Interest, with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders.

On the Settlement Date, the Company will settle all Notes accepted for purchase. The Company expects such date to be within two business days following the Expiration Date.

Subject to applicable law (including Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes deposited by or on behalf of Holders promptly after the termination or withdrawal of the Tender Offer), the Company expressly reserves the right, in its sole discretion, to delay acceptance for purchase of, or payment for, Notes in order to comply, in whole or in part, with any applicable law. See “–Conditions to the Tender Offer.” In all cases, payment by the Depositary to Holders of consideration for Notes accepted for purchase pursuant to the Tender Offer will be made only after receipt by the Depositary prior to the Expiration Date of:

•	confirmation of a book-entry transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth under “—Procedure for Tendering Notes”; and

•

a duly completed Agent’s Message through the facilities of DTC or a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), along with any other documents required by the Letter of Transmittal.

If the Tender Offer is terminated or withdrawn, or the Notes are not accepted for purchase, no consideration will be paid or payable to Holders of those Notes. If any tendered Notes are not purchased pursuant to the Tender Offer for any reason, Notes tendered by book-entry transfer will be credited to the account maintained at DTC from which those Notes were delivered promptly following the Expiration Date or termination of the Tender Offer.

If the Company is delayed in its acceptance for purchase of, or payment for, any tendered Notes or is unable to accept for purchase or pay for any tendered Notes pursuant to the Tender Offer for any reason, then, without prejudice to the Company’s rights hereunder, but subject to applicable law, tendered Notes may be retained by the Depositary on behalf of the Company (subject to Rules 13e-4(5)(f) and 14e-1 under the Exchange Act, which requires that the Company pay the consideration offered or return the Notes deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Tender Offer).

All Notes validly tendered and accepted for purchase in the Tender Offer will be retired and canceled.

Holders will not be obligated to pay brokerage fees or commissions or transfer taxes with respect to the Company’s purchase of the Notes pursuant to the Tender Offer. However, if you hold Notes through a broker or bank, you should consult that institution as to whether it charges any service fees. The Company will pay certain fees and expenses of the Dealer Managers, the Depositary and the Information Agent in connection with the Tender Offer. See “The Dealer Managers, the Depositary and the Information Agent.”

Accrual of Interest

Holders who tender Notes that are accepted for purchase pursuant to the Tender Offer will receive Accrued Interest.

Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.

Expiration Date; Extension; Termination and Amendment

The Tender Offer will expire on the Expiration Date, unless earlier terminated by the Company. The Company reserves the right, in its sole discretion, to extend the Expiration Date for the Tender Offer. In addition, subject to applicable law, the Company expressly reserves the right, in its sole discretion, to terminate or withdraw the Tender Offer at any time and from time to time. If the Tender Offer is terminated at any time, the Notes tendered and not previously accepted and purchased will be promptly returned to the tendering Holders. There can be no assurance that the Company will exercise its right to extend, terminate or amend the Tender Offer. Irrespective of any amendment to the Tender Offer, all Notes previously tendered pursuant to the Tender Offer and not accepted for purchase will remain subject to the Tender Offer and may be accepted for purchase thereafter for purchase by the Company, except when such acceptance is prohibited by law.

The Company will publicly announce any extension, termination or amendment in the manner described under “–Announcements.”

If the Company makes a material change in the terms of the Tender Offer or the information concerning the Tender Offer or waives a material condition of the Tender Offer, the Company will disseminate additional materials and extend the Tender Offer to the extent required by law. In the event of a termination of the Tender Offer, none of the Purchase Price will be paid or become payable on Notes. In any such event, any Notes previously tendered pursuant to the Tender Offer will be returned to the tendering Holders in accordance with Rule 13e-4(f)(5) under the Exchange Act.

Additional Terms of the Tender Offer

•	All communications, payments, notices, certificates, or other documents to be delivered to or by a Holder will be delivered by or sent to or by it at the Holder’s own risk.

•

By submitting a valid electronic acceptance instruction or Letter of Transmittal, a Holder will be deemed to have given the representations, warranties and undertakings of the Holder set forth above in “–Procedure for Tendering Notes–Representations, Warranties and Undertakings” and in the Letter of Transmittal.

•

All acceptances of tendered Notes by the Company shall be deemed to be made on the terms set out in this Offer to Purchase (and shall be deemed to be given in writing even if submitted electronically).

•	The Company may in its sole discretion elect to treat as valid a tender instruction in respect of which the relevant Holder does not fully comply with all the requirements of these terms.

•

Unless waived by the Company, any irregularities in connection with tenders of Notes must be cured within such time as the Company shall determine. None of the Company, the Dealer Managers, the Depositary and Information Agent, the Trustee or any other person shall be under any duty to give notification of any defects or irregularities in such tenders of Notes, nor will any of such entities incur any liability for failure to give such notifications. Tenders of Notes may be deemed not to have been made until such irregularities have been cured or waived.

•	None of the Company, the Dealer Managers, the Depositary or the Trustee shall accept any responsibility for failure of delivery of a notice, communication or electronic acceptance instruction.

•

Any rights or claims that a Holder may have against the Company in respect of any tendered Notes or the Tender Offer, other than rights or claims under federal securities laws, shall be extinguished or otherwise released upon the payment to such Holder of the Purchase Price, plus Accrued Interest, for such Notes, as determined pursuant to the terms of the Tender Offer.

•

Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or giving notice to the Depositary and the Dealer Managers.

•

The contract constituted by the Company’s acceptance for purchase in accordance with the terms of this Offer to Purchase of all Notes validly tendered (or defectively tendered, if such defect has been waived by the Company) shall be governed by, and construed in accordance with, the law of the State of New York.

Announcements

If the Company is required by applicable law to make an announcement relating to an extension of the Expiration Date for the Tender Offer, an amendment or termination of the Tender Offer, acceptance of the Notes for purchase, or otherwise, the Company will do so as promptly as practicable and, in the case of an extension of the Expiration Date, no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Unless otherwise specified in this Offer to Purchase or required by applicable law, the Company may choose to issue an announcement of this type in any reasonable manner, but it will have no obligation to do so other than by issuing a press release or a notice sent via DTC.

CERTAIN CONSIDERATIONS

In deciding whether to participate in the Tender Offer, each Holder should consider carefully, in addition to the other information contained in or incorporated by reference in this Offer to Purchase and in the related Letter of Transmittal, the risks described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the following:

Position of the Company and Other Parties Concerning the Tender Offer

None of the Company, its Board of Directors, its officers, the Dealer Managers, the Depositary and Information Agent or the Trustee makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Notes, and none of them has authorized any person to make any such recommendation. If anyone makes any recommendation or representation or gives any such information, Holders should not rely upon that recommendation, representation or information as having been authorized by the Company, the Dealer Managers, the Depositary and Information Agent or the Trustee. Holders are urged to evaluate carefully all information in the Offer Documents, consult their own investment and tax advisors and make their own decisions whether to tender Notes, and, if so, the principal amount of Notes to tender.

The Tender Offer May Adversely Affect the Market Value of the Notes and Reduce the Liquidity of any Trading Market for the Notes

All Notes validly tendered and accepted for purchase in the Tender Offer will be retired and canceled. The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not always available. To the extent that Notes are purchased pursuant to the Tender Offer, the trading market for the Notes that remain outstanding will likely become further limited or cease altogether. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price for and liquidity of Notes not validly tendered may be affected adversely to the extent that the principal amount of Notes purchased pursuant to the Tender Offer reduces the float. The reduced float may also tend to make the trading price more volatile.

Holders of Notes not tendered and purchased in the Tender Offer may attempt to obtain quotations for their Notes from their brokers; however, there can be no assurance that an active trading market will exist for the Notes following consummation of the Tender Offer. The extent of the market for the Notes following consummation of the Tender Offer will depend upon a number of factors, including the size of the float, the number of Holders remaining at such time, the principal amount of Notes held by such Holders and the interest in maintaining a market in the Notes on the part of securities firms.

Withdrawal Rights

Withdrawal rights with respect to the Notes will terminate on the Expiration Date. Thereafter, tenders are irrevocable except that Notes not yet accepted for purchase may be withdrawn at any time after June 13, 2019 (40 business days after the commencement of the Tender Offer).

Conditions to the Consummation of the Tender Offer

The consummation of the Tender Offer is subject to the satisfaction or waiver of several conditions, including, but not limited to, the Financing Condition. See “The Terms of the Tender Offer–Conditions to the Tender Offer.” In addition, subject to applicable law, the Company may terminate the Tender Offer at any time prior to the Expiration Date in its sole discretion. There can be no assurance that such conditions will be met, that the Company will not terminate the Tender Offer or that, in the event that the Tender Offer is not consummated, the market value and liquidity of the Notes will not be materially adversely affected.

Treatment of Notes Not Tendered in the Tender Offer

Notes not tendered and purchased in the Tender Offer will remain outstanding. The terms and conditions in the Indenture, including the covenants and other protective provisions contained in the Indenture, will remain unchanged. No amendments to the Indenture are being sought in connection with the Tender Offer.

From time to time after completion of the Tender Offer, the Company and its affiliates may purchase additional Notes in the open market, in privately negotiated transactions, or through additional tender offers, exchange offers or otherwise. Any future purchases or exchanges may be on the same terms or on terms that are more or less favorable to Holders of Notes than the terms of the Tender Offer. Any future purchases or exchanges by the Company and its affiliates will depend on various factors existing at that time. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company and its affiliates may choose to pursue in the future. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Notes other than pursuant to the Tender Offer until 10 business days after the Expiration Date (or any earlier date of termination) of the Tender Offer.

Certain Tax Considerations

See “Certain U.S. Federal Income Tax Considerations” for a discussion of certain tax matters that should be considered in evaluating the Tender Offer.

The Forward Transactions

In March 2015, in connection with the issuance of the Notes, we entered into the forward stock purchase transactions with the forward counterparties. The forward stock purchase transactions facilitated privately negotiated derivative transactions, including swaps, between the forward counterparties and/or their respective affiliates and investors in the Notes relating to shares of our common stock by which investors in the Notes could establish short positions relating to shares of our common stock and otherwise hedge their investments in the Notes. If any Notes are purchased in this Tender Offer, the tendering Noteholders may choose to unwind such privately negotiated derivative transactions (if any) with respect to the Notes purchased in this Tender Offer. We would further expect the forward counterparties to elect to settle the forward stock purchase transactions with respect to the shares of our common stock underlying such transactions by delivering such shares of common stock to us.

Neither we nor the forward counterparties will control whether investors who may have used such derivative transactions will tender their Notes for repurchase. In addition, such investors may enter into and/or unwind other transactions relating to our common stock or the Notes in connection with or in addition to such derivative transactions, including the purchase or sale of shares of our common stock. In the case of investors that have purchased shares of our common stock to offset the short position relating to shares of our common stock established through derivative transactions with the forward counterparties, such investors may sell such shares of our common stock in connection with the unwind of such derivative transaction in connection with tendering their Notes for repurchase. As a result, a potential termination of the forward stock purchase transactions, any related derivative transactions and any related market activity could cause more purchases or sales of shares of our common stock in connection with our repurchase of the Notes than there otherwise would have been had the forward stock purchase transactions and the related derivatives transactions not been terminated.

The effect, if any, of any of these transactions and activities on the market price of our common stock and the Notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could impact the value of our common stock, which could affect the value of the Notes. In addition, any such transactions and activities could occur prior to, concurrently with and/or following the Settlement Date with respect to the Tender Offer.

We do not make any representation or prediction as to the direction or magnitude of any potential impact that the transactions described above may have on the price of the Notes or our common stock. In addition, we do not make any representation that the forward counterparties and/or any investors in the Notes will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

SOURCE OF FUNDS

The Company would need approximately $163.3 million to purchase all of the Notes outstanding as of April 17, 2019, based on the purchase price per $1,000 principal amount of Notes of $1,000 plus Accrued Interest through an assumed Settlement Date of May 17, 2019. The Company expects to use the proceeds it receives from the offering and sale of the New Secured Notes or one or more alternative debt financings in an amount, together with cash on hand, sufficient (in the sole discretion of the Company) to fund the payment of the Purchase Price to finance our payment of the Purchase Price for all Notes validly tendered in the Tender Offer and accepted for purchase by the Company. The obligation of the Company to consummate the Tender Offer is subject to the Financing Condition, among other conditions.

New Secured Notes

On April 15, 2019, Holdings LLC and Finance Inc. (together, the “Issuers”) commenced an offering of the New Secured Notes. The New Secured Notes are expected to be issued pursuant to an indenture governing the New Secured Notes (the “New Secured Notes Indenture”).

The New Secured Notes will be guaranteed, on a senior secured basis, by Gogo and all of Holdings LLC’s existing and future domestic restricted subsidiaries (other than Finance Inc.) (collectively, the “guarantors”), subject to certain exceptions. The New Secured Notes and related guarantees will be secured by first-priority liens, subject to permitted liens, on substantially all of the Issuers’ and the Guarantors’ assets, except for certain excluded assets.

The New Secured Notes will be structurally senior to all existing and future indebtedness of the Company, including any Notes that remain outstanding following the completion of the Tender Offer and the Company’s 6.00% Convertible Senior Notes due 2022.

The New Secured Notes will be effectively senior to all of the Issuers’ existing and future senior unsecured indebtedness and the Issuers’ indebtedness secured on a junior priority basis by the same collateral securing the New Secured Notes, if any, in each case to the extent of the value of the collateral securing the New Secured Notes; effectively equal in right of payment with the Issuers’ existing and future unsecured indebtedness that is not subordinated in right of payment to the New Secured Notes and the Issuers’ indebtedness secured on a junior priority basis by the same collateral securing the New Secured Notes, if any, in each case to the extent of any insufficiency in the collateral securing the New Secured Notes; senior in right of payment to any and all of the Issuers’ future indebtedness that is subordinated in right of payment to the New Secured Notes; and structurally subordinated to all indebtedness and other liabilities of any non-Guarantor subsidiary of Holdings, LLC (other than Finance Inc.).

The Issuers’ obligations under the notes will not be guaranteed by Gogo International Holdings LLC, a subsidiary of Holdings LLC that holds no material assets other than equity interests of Holdings LLC’s foreign subsidiaries. The guarantees of the New Secured Notes will be senior secured obligations of such guarantor and will be effectively senior in right of payment to all existing and future senior unsecured indebtedness and indebtedness secured on a junior priority basis by the same collateral securing the guarantee, if any, of such guarantor, in each case to the extent of the value of the collateral securing the guarantee; effectively equal in right of payment with all existing and future unsubordinated indebtedness and indebtedness secured on a junior priority basis by the same collateral securing the guarantee, if any, of such guarantor, in each case to the extent of any insufficiency in the collateral securing the guarantee; senior in right of payment to all existing and future subordinated indebtedness of such guarantor, if any; and structurally subordinated to all indebtedness and other liabilities of any non-guarantor subsidiary of such guarantor (excluding, in the case of Gogo, the Issuers).

The New Secured Notes Indenture will contain certain customary covenants and events of default, and customary remedies for the holders of New Secured Notes upon the occurrence of an event of default.

The New Secured Notes will not have the benefit of any exchange offer or other registration rights. The New Secured Notes will not be registered on any securities exchange and a market for the New Secured Notes may not develop.

INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS;

TRANSACTIONS AND ARRANGEMENTS CONCERNING THE NOTES

The following table lists the names of all directors and executive officers of the Company. The business address of the Company and of each of the persons listed in the table below is 111 North Canal St., Suite 1500, Chicago, IL 60606. The telephone number of the Company and each of the persons listed in the table below is (312) 517-5000.

Name	Position
Oakleigh Thorne	President, Chief Executive Officer and Director
Sergio Aguirre	President, Business Aviation
John Wade	President, Commercial Aviation
Jon Cobin	Executive Vice President, Corporate Development & Chief Strategy Officer
Marguerite M. Elias	Executive Vice President & General Counsel
Barry Rowan	Executive Vice President & Chief Financial Officer
Karen Jackson	Senior Vice President, Human Resources
Ronald T. LeMay	Chairman of the Board
Robert L. Crandall	Director
Hugh Jones	Director
Michele Coleman Mayes	Director
Robert H. Mundheim	Director
Christopher Payne	Director
Charles C. Townsend	Director
Harris N. Williams	Director

To the Company’s knowledge, the following executive officers, directors or affiliates hold a beneficial interest in the Notes: (i) $100,000 aggregate principal amount of Notes by Option 1, LLC, an entity affiliated with Oakleigh Thorne, (ii) $130,000 aggregate principal amount of Notes by Christopher Payne and (iii) $2,355,000 aggregate principal amount of Notes by Robert Crandall. The Company will acquire any and all Notes from these executive officers, directors or affiliates that are validly tendered and not validly withdrawn pursuant to the Tender Offer.

No affiliate or associate or majority owned subsidiary of the Company and, to the Company’s knowledge, no director or executive officer of the Company or any subsidiary of the Company has engaged in any transaction in the Notes during the 60 days preceding the date of this Offer to Purchase.

MARKET PRICE INFORMATION

The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not always available. To the extent that the Notes are traded, prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders.

The Notes are convertible into cash and shares of our common stock in the circumstances and during the periods specified in the Indenture governing the Notes. Our common stock is traded on the Nasdaq Global Select Market under the symbol “GOGO.” The table below sets forth the high and low sales prices of our common stock during the indicated time periods.

	High	Low
Year Ended December 31, 2017
First quarter	$12.30	$8.56
Second quarter	$13.69	$10.85
Third quarter	$14.76	$11.03
Fourth quarter	$12.26	$8.57

Year Ended December 31, 2018
First quarter	$11.36	$8.59
Second quarter	$9.68	$4.68
Third quarter	$5.68	$3.58
Fourth quarter	$7.31	$2.93

Year Ended December 31, 2019
First quarter	$5.05	$2.99
Second quarter (through April 17, 2019)	$5.27	$4.12

The closing price of our common stock on the Nasdaq Global Select Market on April 17, 2019 was $5.14 per share. As of April 11, 2019, there were approximately 87,878,770 shares of our common stock outstanding.

We urge you to obtain more current market price information for our Notes and common stock during the tender offer period.

As of April 17, 2019, there were $162.0 million aggregate principal amount of the Notes outstanding.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax considerations relating to the Tender Offer that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) that hold their Notes as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders (as defined below) in light of their particular circumstances (including Holders that are directly or indirectly related to the Company) or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, Holders that hold a Note as part of a straddle, hedge, conversion or other integrated transaction,

“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax or U.S. Holders that have a “functional currency” other than the U.S. dollar). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations. This discussion also does not address the U.S. federal income tax considerations that may be relevant to Holders that participate in the Tender Offer and also purchase notes newly issued by the Company substantially concurrently with the Tender Offer.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of a Note that, for U.S. federal income tax purposes, is (i) an individual who is a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (y) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of a Note that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes, and the term “Holder” means a U.S. Holder or a Non-U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds a Note, the U.S. federal income tax considerations relating to the Tender Offer will depend in part upon the status and activities of such entity or arrangement and the particular partner. Any such entity or arrangement should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the Tender Offer.

EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE TENDER OFFER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

Certain Accrual Method Holders

A Holder that computes its taxable income under an accrual method of accounting for U.S. federal income tax purposes and maintains an applicable financial statement may be required to include certain items in income no later than when such items are taken into account as revenue in an applicable financial statement of such Holder. Accordingly, such Holder’s U.S. federal income tax considerations relating to the Tender Offer may be different from those described below. Each such Holder should consult its own tax advisor regarding the applicability of these rules to the Tender Offer.

U.S. Holders

Sale of a Note Pursuant to the Tender Offer

A U.S. Holder generally will recognize gain or loss upon the sale of a Note pursuant to the Tender Offer in an amount equal to the difference between the amount of cash received by such U.S. Holder upon such sale (other than any amounts attributable to accrued but unpaid interest, which, if not previously included in such U.S. Holder’s income, will be taxable as interest income to such U.S. Holder) and such U.S. Holder’s “adjusted tax basis” in such Note. A U.S. Holder’s adjusted tax basis in a Note is generally (i) the amount such U.S. Holder paid for such Note, (ii) increased by the amount of any market discount previously included in income (including in the year of sale) with respect to such Note by such U.S. Holder and (iii) decreased (but not below zero) by the aggregate amount of payments (other than stated interest) on such Note previously made to such U.S. Holder and any bond premium on such Note that has been used by such U.S. Holder to offset interest income on such Note. Subject to the market discount rules described below, any gain or loss so recognized generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held such Note for more than one year at the time of such sale. Net long-term capital gain of certain non-corporate U.S. Holders generally is subject to preferential rates of tax. The deductibility of capital losses is subject to limitations.

In the case of a U.S. Holder that acquired a Note at a market discount (generally the excess, if any, of the “stated redemption price at maturity” of such Note over such U.S. Holder’s initial tax basis in such Note, if such excess exceeds a statutory de minimis amount), any gain recognized on the sale of such Note generally will be treated as ordinary income to the extent of the market discount accruing during such U.S. Holder’s holding period for such Note (on a straight-line basis or, if elected by such U.S. Holder, on a constant yield basis), unless such U.S. Holder has previously elected to include such market discount in income as it accrues.

Medicare Tax

In addition to regular U.S. federal income tax, certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income on a Note and net gain from the sale of a Note pursuant to the Tender Offer.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments to a U.S. Holder pursuant to the Tender Offer, unless such U.S. Holder is an entity that is exempt from information reporting and, when required, demonstrates this fact. Any such payment to a U.S. Holder that is subject to information reporting generally will also be subject to backup withholding, unless such U.S. Holder provides the appropriate documentation (generally, IRS Form W-9) to the applicable withholding agent certifying that, among other things, its taxpayer identification number is correct, or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such U.S. Holder on a timely basis to the IRS.

Non-U.S. Holders

Sale of a Note Pursuant to the Tender Offer

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—FATCA Withholding”:

(a) a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale of a Note pursuant to the Tender Offer, unless:

(i) such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such gain generally will be subject to U.S. federal income tax in the manner described below;

(ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty); or

(iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale and (y) such Non-U.S. Holder’s holding period with respect to such Note, and certain other conditions are met (including that such Non-U.S. Holder fails to qualify for an exemption available to certain less than 5% owners).

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we presently are not, and we do not presently anticipate that we will become at the time of the Tender Offer, a United States real property holding corporation. However, because this determination is made from time to time and is dependent upon a number of factors, some of which are beyond our control, including the value of our assets, there can be no assurance that we will not become a United States real property holding corporation; and

(b) amounts paid to a Non-U.S. Holder pursuant to the Tender Offer, if any, attributable to accrued but unpaid interest generally will not be subject to U.S. federal withholding tax, provided that (i) such amounts are not effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, (ii) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (iii) such Non-U.S. Holder is not a controlled foreign corporation described in section 957(a) of the Code that is related to us through actual or constructive stock ownership, (iv) such Non-U.S. Holder is not a bank whose receipt of such amounts is described in section 881(c)(3)(A) of the Code and (v) the certification requirements described below are satisfied.

The certification requirements referred to in clause (b)(v) above generally will be satisfied if the Non-U.S. Holder provides the applicable withholding agent with a statement (generally on IRS Form W-8BEN or W-8BEN-E) signed under penalties of perjury, stating, among other things, that such Non-U.S. Holder is not a U.S. person. U.S. Treasury regulations provide additional rules for a Note held through one or more intermediaries or pass-through entities.

If the requirements set forth in clause (b) above are not satisfied with respect to a Non-U.S. Holder, amounts attributable to accrued but unpaid interest generally will be subject to U.S. federal withholding tax at a rate of 30%, unless another exemption is applicable. For example, an applicable tax treaty may reduce or eliminate this withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) to the applicable withholding agent.

If a Non-U.S. Holder is engaged in the conduct of a trade or business in the United States, and if amounts attributable to accrued but unpaid interest or gain recognized on the sale of a Note pursuant to the Tender Offer are effectively connected with such trade or business, such Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on such interest or gain; provided that, in the case of amounts attributable to accrued but unpaid interest, such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax (but not the Medicare Tax described above) on such interest or gain in substantially the same manner as a tendering U.S. Holder (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

Amounts treated as payments of interest on a Note to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments generally will be reported to the IRS and to such Non-U.S. Holder.

The information reporting and backup withholding rules that apply to payments to a U.S. Holder pursuant to the Tender Offer generally will not apply to payments to a Non-U.S. Holder pursuant to the Tender Offer if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.

FATCA Withholding

Under Sections 1471 to 1474 of the Code and related U.S. Treasury guidance (“FATCA”), a withholding tax of 30% will be imposed in certain circumstances on payments attributable to accrued but unpaid interest on the Notes. In the case of payments made to a “foreign financial institution” (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If a Note is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (a) a person (including an individual) that fails to provide any required information or documentation or (b) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA.

Each Holder should consult its own tax advisor regarding the application of FATCA to a Note.

THE DEALER MANAGERS, THE DEPOSITARY AND THE INFORMATION AGENT

The Company has retained J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC to act as the Dealer Managers, and D.F. King & Co., Inc. to act as the Depositary and Information Agent, for the Tender Offer. The Dealer Managers will perform services customarily provided by investment banking firms acting as Dealer Managers of tender offers of a like nature, including, but not limited to, soliciting tenders of Notes pursuant to the Tender Offer and communicating generally regarding the Tender Offer with banks, brokers, custodians, Nominees and other persons, including Holders of Notes. The Company has agreed to pay the Dealer Managers and the Depositary and Information Agent customary fees for their services in connection with the Tender Offer. In addition, the Company has agreed to reimburse the Dealer Managers for their reasonable out-of-pocket expenses. The Company has agreed to indemnify the Dealer Managers against certain liabilities that may arise in connection with the Tender Offer, including certain liabilities under the federal securities laws or to contribute to payments the Dealer Managers may be required to make in respect of those liabilities.

At any given time, the Dealer Managers may trade Notes or other securities of the Company for its own account or for the accounts of its customers, and accordingly, may hold a long or a short position in the Notes or such other securities.

The Dealer Managers or their affiliates have provided in the past, and may provide in the future, financial, advisory, investment banking, lending and commercial banking services to the Company and its subsidiaries, for which it has received and will receive customary fees and commissions. The Dealer Managers may also from time to time hold Notes, shares of the Company’s common stock and other securities issued by the Company, and, to the extent they own Notes at the time of the Tender Offer, the Dealer Managers may tender these Notes. If applicable, the Dealer Managers may also tender Notes on behalf of other Holders of Notes. Subject to applicable law, during the course of the Tender Offer, the Dealer Managers may trade shares of the Company’s common stock and other securities issued by the Company for its own account or the accounts of its customers. As a result, the Dealer Managers may hold long or short positions in the Company’s common stock and other securities issued by the Company.

None of the Dealer Managers or the Depositary and Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Tender Offer or the Company contained in this Offer to Purchase or related documents or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

The Company’s officers and employees (who will not be specifically compensated for such services), the Dealer Managers and the Depositary and Information Agent may contact Holders regarding the Tender Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Notes. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of Notes by their customers.

The expenses of soliciting tenders of the Notes will be borne by the Company. Tendering Holders of Notes will not be required to pay any fee or commission to the Dealer Managers. However, if a tendering Holder handles the transaction through its broker, dealer, commercial bank, trust company or other custodial entity, such Holder may be required to pay brokerage fees or commissions of that entity.

TERMINATION OF FORWARD TRANSACTIONS

In March 2015, in connection with the issuance of the Notes, we entered into the forward stock purchase transactions with the forward counterparties. The forward stock purchase transactions facilitated privately negotiated derivative transactions, including swaps, between the forward counterparties and/or their respective affiliates and investors in the Notes relating to shares of our common stock by which investors in the Notes could establish short positions relating to shares of our common stock and otherwise hedge their investments in the Notes. If any Notes are purchased in this Tender Offer, the tendering Noteholders may choose to unwind such privately negotiated derivative transactions (if any) with respect to the Notes purchased in this Tender Offer. We would further expect the forward counterparties to elect to settle the forward stock purchase transactions with respect to the shares of our common stock underlying such transactions by delivering such shares of common stock to us.

Neither we nor the forward counterparties will control whether investors who may have used such derivative transactions will tender their Notes for repurchase. In addition, such investors may enter into and/or unwind other transactions relating to our common stock or the Notes in connection with or in addition to such derivative transactions, including the purchase or sale of shares of our common stock. In the case of investors that have purchased shares of our common stock to offset the short position relating to shares of our common stock established through derivative transactions with the forward counterparties, such investors may sell such shares of our common stock in connection with the unwind of such derivative transaction in connection with tendering their Notes for repurchase. As a result, a potential termination of the forward stock purchase transactions, any related derivative transactions and any related market activity could cause more purchases or sales of shares of our common stock in connection with our repurchase of the Notes than there otherwise would have been had the forward stock purchase transactions and the related derivatives transactions not been terminated.

The effect, if any, of any of these transactions and activities on the market price of our common stock and the Notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could impact the value of our common stock, which could affect the value of the Notes. In addition, any such transactions and activities could occur prior to, concurrently with and/or following the Settlement Date with respect to the Tender Offer.

We do not make any representation or prediction as to the direction or magnitude of any potential impact that the transactions described above may have on the price of the Notes or our common stock. In addition, we do not make any representation that the forward counterparties and/or any investors in the Notes will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

MISCELLANEOUS

The Company is not aware of any state where the making of the Tender Offer is not in compliance with the laws of such state. If the Company becomes aware of any state where the making of the Tender Offer would not be in compliance with such laws, the Company will make a good faith effort to comply with any such state laws or may seek to have such state laws declared inapplicable to the Tender Offer. If, after such good faith effort, the Company cannot comply with any such applicable state laws, the Tender Offer will not be made to the Holders residing in each such state.

In order to tender Notes, a Holder should send or deliver a properly completed and signed Letter of Transmittal and any other required documents to the Depositary at one of its addresses set forth below or tender pursuant to DTC’s ATOP. Questions or requests for assistance relating to the procedures for tendering Notes or for additional copies of the Offer Documents may be directed to the Information Agent at its telephone number and address set forth below.

The Depositary for the Tender Offer is:

D.F. King & Co., Inc.

By facsimile:

(For Eligible Institutions only)

(212) 709-3328

Confirmation:

(212) 269-5552

By Mail, Overnight Courier or Hand:

Attn: Andrew Beck

48 Wall Street

New York, New York 10005

The Information Agent for the Tender Offer is: D.F. King & Co., Inc. 48 Wall Street New York, New York 10005 Banks and Brokers call: (212) 269-5550 Toll free: (866) 796-1290 Email: gogo@dfking.com

Requests for assistance relating to the terms and conditions of the Tender Offer may be directed to the Dealer Managers at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Tender Offer or requests for additional copies of the Offer Documents.

The Dealer Managers for the Tender Offer are:

J.P. Morgan Securities LLC	Morgan Stanley & Co. LLC
383 Madison Avenue	1585 Broadway, Floor 29
New York, New York 10179	New York, New York 10036
Attention: Richard Gabriel	Attention: Investment Banking Division
Telephone No.: (800) 261-5767	Telephone No.: (855) 483-0952
Facsimile: (212) 270-1063	Facsimile: (212) 507-8999